Exhibit 99.3

Inergy to Acquire Natural Gas Storage Company in New York State

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Announces Significant Expansion of Natural Gas Storage Operations

Kansas City, MO (September 5, 2007)—Inergy, L.P. (NASDAQ:NRGY) announced today that it has executed a definitive agreement to purchase the membership interests of Arlington Storage Company, LLC (“ASC”). ASC is the majority owner and operator of the Steuben Gas Storage Company (“Steuben”), which owns a natural gas storage facility, located in Steuben County, New York, with approximately 6.2 Bcf of working gas capacity, maximum withdrawal capability of 60 MMcf/day, and maximum injection capability of 30 MMcf/day. The facility was developed and placed in commercial service in 1991. The storage capacity at Steuben is fully contracted under long-term agreements with investment-grade counterparties. This transaction is expected to be immediately accretive to unitholders on a distributable cash flow per unit basis.

Located approximately 30 miles northwest of Corning, New York, the Steuben facility is currently connected to Dominion Gas Transmission’s Woodhull line and is a critical component of the northeast United States natural gas market. The acquisition of ASC is subject to customary closing conditions and regulatory approvals. Inergy anticipates closing the transaction in October 2007.

In addition to Steuben, ASC owns the development rights to the Thomas Corners storage project (“Thomas Corners”). Thomas Corners is also located in Steuben County and, upon completion, will have a working gas capacity of approximately 5.7 Bcf, maximum withdrawal and injection capabilities of 100 MMcf/day and 50 MMcf/day, respectively. Inergy expects the Thomas Corners project to be commercially operational by the fall of 2009. Thomas Corners is expected to interconnect with Tennessee Gas Pipeline Company’s Line 400 and Columbia Gas Transmission’s A-5 line. Connections to the Empire Pipeline, the Millennium Pipeline, and Dominion Gas Transmission’s Woodhull line are also under consideration.

Inergy also announces today that it plans to expand its salt cavern storage facility near Bath, New York, into high deliverability natural gas storage service. Inergy intends to develop additional caverns with natural gas storage capacity of approximately 4.0 Bcf of working gas capacity, maximum withdrawal capability of 150 MMcf/day, and maximum injection capability of 75 MMcf/day.

With the acquisition of ASC and the further development of the Thomas Corners and Bath facilities, Inergy will add approximately 15.6 Bcf of working gas capacity within approximately 60 miles of its existing Stagecoach natural gas storage facility. Inclusive of the Stagecoach operation, Inergy will control in excess of 40 Bcf of working natural gas storage capacity, making it one of the largest independent natural gas storage operators in the Northeastern United States. This increased size of Inergy’s storage platform provides further economies of scale and operating efficiencies that are expected to benefit the partnership.

Inergy, L.P. expects earnings before interest, taxes, depreciation and amortization (EBITDA) from operations of ASC to be approximately $3 million in fiscal year 2008, increasing to approximately $12 million in fiscal year 2010, which is expected to be the first full year of commercial operations for Thomas Corners. Separately, Inergy expects the Bath expansion to generate an additional $11 million of EBITDA in fiscal year 2011, the first full year of commercial operations. Upon completion of Thomas Corners and the Bath facility expansion, Inergy expects the total invested capital in the ASC/Thomas Corners/Bath expansion projects to be approximately $164 million.

“We are pleased to announce this acquisition and the additional expansion plans for our Northeast natural gas storage platform as we continue to successfully execute the diversification of our operations,” said John Sherman, President and CEO of Inergy. “The combination of our midstream and propane growth strategies position Inergy to continue to grow cash earnings on behalf of our unitholders.”

Inergy will fund the acquisition of ASC initially with borrowings from its revolving credit facility. Inergy expects to finance the acquisition and expansion capital expenditures with long-term capital consistent with its balanced funding approach.

In connection with closing this transaction, Inergy will announce an Open Season offering the shipper community a wide variety of flexible, reliable and cost-effective storage services that can be customized to meet the shippers’ needs from both the Thomas Corners depleted gas field and Inergy’s salt cavern storage facility at Bath, New York.

Storage Project Summary

Forecasted Storage Capital Projects ($ in millions)

	Expected Capital Investment	Expected EBITDA	Expected Multiple	Expected In-Service
ASC & Thomas Corners (a)	$104	$12	8.7 x	Fall 2009
Bath Facility Conversion (b)	60	11	5.5 x	Fall 2010

Total Storage Capital Projects	$164	$23	7.1 x

(a)    The capital investment of approximately $104 million includes acquisition costs paid for the membership interest in ASC and the estimated development costs to place Thomas Corners in commercial service.

(b)    Inergy’s total capital investment for the Bath Facility is expected to be approximately $91 million, including the initial purchase price of $31 million paid in October 2006, and EBITDA from the facility is expected to total approximately $15 million.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The Company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s (Nasdaq:NRGP) assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the development of Thomas Corners and the convertible Bath facility will add approximately 9.7 Bcf of working gas capacity, the in-service dates and the investment economics, including EBITDA projections can be achieved, and the acquisition will be immediately accretive on a distributable cash flow per unit basis. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: delays in approvals from the Federal Energy Regulatory Commission or other federal or state regulatory agencies, construction delays or cost increases, weather conditions that vary significantly from historically normal conditions, the demand for high deliverability natural gas storage capacity in the Northeast, the general level of petroleum product demand and the availability of natural gas and the price of natural gas to the consumer compared to the price of alternative and competing fuels, our ability to successfully implement our business plan for the ASC, Thomas Corners, and Bath facilities, our ability to generate available cash for distribution to unitholders, the outcome of certificate and rate decisions issued by the Federal Energy Regulatory Commission, and the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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